Exhibit 2.2

APPENDIX I

CONDITIONS OF THE ACQUISITION AND THE SCHEME

Part A

The Acquisition and Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the Exchange Act and the rules and regulations of NYSE and are subject to the terms and conditions set out in this document. The Acquisition and Scheme are governed by the Laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another country after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another country pursuant to an Irish judgment. For the purposes of this Appendix I, capitalised terms shall have the meanings set forth in Appendix III, save where otherwise defined herein.

The Acquisition and Scheme will be subject to the following conditions:

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than 29 April 2014, which may be extended pursuant to the Transaction Agreement (the “End Date”) (or such earlier date as may be required by the Panel, or such later date as Perrigo and Elan may, with the consent of the Panel (if required), agree and the High Court may allow (if required)).

2.	The Scheme will be conditional upon:

2.1.	the approval of the Scheme by a majority in number representing three-fourths or more in value of the holders of Elan Shares at the Voting Record Time, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

2.2.	such resolutions to be proposed at the Elan Extraordinary General Meeting for the purposes of approving and implementing the Scheme, reducing the capital of Elan, making the necessary amendments to the Elan Memorandum and Articles of Association to make all shares in issue, and to be issued, subject to the terms of the Scheme, and set out in the notice convening the Elan Extraordinary General Meeting, being duly passed by the requisite majority at the Elan Extraordinary General Meeting (or at any adjournment of such meeting);

2.3.	the sanction (with or without modification) of the Scheme and the confirmation of the reduction of capital involved therein by the High Court; and

2.4.	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction, being delivered for registration to the Registrar of Companies and registration of the Court Order and the minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	Elan and Perrigo have agreed that, subject to paragraph 6 of this Appendix I, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the sanction of the Scheme by the High Court pursuant to Section 201 of the Act (the “Sanction Date”):

3.1.	the adoption of the Transaction Agreement by holders of a majority of the outstanding Perrigo Shares as required by the Michigan Business Corporation Act, as amended;

3.2.	each of the NYSE and TASE shall have authorised, and not withdrawn such authorisation, for listing all of the Holdco Shares comprising the Share Consideration and the Merger Consideration, in each case subject to satisfaction of any conditions to which such authorisation is expressed to be subject;

3.3.	to the extent that Part 3 of the Competition Act is applicable to the Acquisition or its implementation:

3.3.1.	the Competition Authority, in accordance with Section 21(2)(a) of the Competition Act, having informed Perrigo that the Acquisition may be put into effect; or

3.3.2.	the period specified in Section 21(2) of the Competition Act having elapsed without the Competition Authority having informed Perrigo of the determination (if any) which it has made under Section 21(2) the Competition Act; or

3.3.3.	the Competition Authority, in accordance with Section 22(4)(a) of the Competition Act, having furnished to Perrigo a copy of its determination (if any), in accordance with Section 22(3)(a) of the Competition Act, that the Acquisition may be put into effect; or

3.3.4.	the Competition Authority, in accordance with Section 22(4)(a) of the Competition Act, having furnished to Perrigo and Elan a copy of its determination (if any), in accordance with Section 22(3)(c) of the Competition Act, that the Acquisition may be put into effect subject to conditions specified by the Competition Authority being complied with and such conditions being acceptable to Perrigo; or

3.3.5.	the period of four months after the appropriate date (as defined in Section 19(6) of the Competition Act) having elapsed without the Competition Authority having made a determination under Section 22(3) the Competition Act in relation to the Acquisition;

3.4.	to the extent applicable to the Acquisition or its implementation and/or the Merger or its consummation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations thereunder having been terminated or having expired (in each case in connection with the Acquisition and/or the Merger by any applicable person);

3.5.	all required regulatory Clearances shall have been obtained and remain in full force and effect and applicable waiting periods shall have expired, lapsed or terminated (as appropriate), in each case in connection with the Acquisition and/or the Merger, under applicable antitrust, competition or foreign investment Law of any jurisdiction in which Elan or Perrigo conducts its operations that asserts jurisdiction over the Transaction Agreement, the Acquisition, the Scheme and/or the Merger, if the failure to obtain such Clearances in such jurisdictions would reasonably be expected to be material to New Perrigo (following consummation of the Acquisition and the Merger);

3.6.	no Third Party or Relevant Authority having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any such action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision or order and there not continuing to be outstanding any statute, regulation, decision or order or having withheld any consent or having taken or having decided to do or take any other steps which would or is reasonably likely to:

3.6.1.	make the Acquisition, its implementation or the acquisition of any Elan Shares or any of the assets of Elan by any member of the Wider Perrigo Group, or the Merger or its consummation, void unenforceable or illegal under the Laws of any jurisdiction or otherwise directly or indirectly materially restrain, revoke, restrict, prohibit, delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise challenge or require material amendment of the Acquisition, or the Merger;

3.6.2.	require, prevent or delay the divestiture or materially alter the terms envisaged for any proposed divestiture by any member of the Wider Perrigo Group or by any member of the Wider Elan Group of all or any part of their respective businesses, assets or properties or impose any limitation on their ability to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof, which in any such case is material and adverse in the context of (as the case may be) the Wider Perrigo Group or the Wider Elan Group taken as a whole;

3.6.3.	impose any limitation on, or result in a material delay in, the ability of any member of the Wider Perrigo Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in Elan or on the ability of any member of the Wider Elan Group or any member of the Wider Perrigo Group to hold or exercise effectively any rights of ownership of shares or other securities in or to exercise management control over any member of the Wider Elan Group, which in any such case is material in the context of the Wider Elan Group taken as a whole;

3.6.4.	require, prevent or delay a divestiture, by any member of the Wider Perrigo Group of any Elan Shares or other securities (or the equivalent) in Elan;

3.6.5.	result in any member of the Wider Elan Group ceasing to be able to carry on business under any name which it presently does so the effect of which is material in the context of the Wider Elan Group taken as a whole;

3.6.6.	impose any material limitation on the ability of any member of the Wider Perrigo Group or any member of the Wider Elan Group to integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Perrigo Group and/or the Wider Elan Group which is adverse to and material in the context of the Wider Elan Group taken as a whole; or

3.6.7.	otherwise affect the business, assets or profits of any member of the Wider Perrigo Group or any member of the Wider Elan Group in a manner which is adverse to and material in the context of the Wider Perrigo Group taken as a whole or the Wider Elan Group taken as a whole (as the case may be);

and all applicable waiting and other time periods during which any such Third Party could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene under the Laws of any jurisdiction in respect of the Acquisition, the Scheme, the Merger or the proposed acquisition of any Elan Shares having expired, lapsed, or been terminated;

3.7.	no court or other Relevant Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, restraint or prohibition (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Acquisition, the Scheme, the Merger or the other transactions contemplated by the Transaction Agreement;

3.8.	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending its effectiveness, and no proceedings seeking any such stop order shall have been initiated or be threatened by the SEC;

3.9.	all Authorisations necessary or reasonably deemed appropriate by Perrigo in any jurisdiction for or in respect of the Acquisition, the Merger, or the acquisition or the proposed acquisition of any shares or other securities in, or control of, Elan by any member of the Wider Perrigo Group having been obtained on terms and conditions and in a form reasonably satisfactory to Perrigo from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Elan Group or the Wider Perrigo Group has entered into contractual arrangements and all such Authorisations necessary or reasonably deemed appropriate by Perrigo to carry on the business of any member of the Wider Elan Group or Wider Perrigo Group in any jurisdiction having been obtained, in each case where a failure to make such notification or filing or to wait for the expiry, termination or lapsing of any such waiting period or to comply with such obligation or obtain such Authorisation would reasonably be expected to be material and adverse to the Wider Elan Group taken as a whole, or the Wider Perrigo Group, taken as a whole and all such Authorisations remaining in full force and effect at the Effective Date and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations; and

3.10.	The Transaction Agreement shall not have been terminated in accordance with its terms.

4.	Perrigo and Elan have agreed that, subject to paragraph 6 of this Appendix I, the Perrigo’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Perrigo) on or before the Completion Date:

(a)

(i)	The representations and warranties of Elan set forth in the Transaction Agreement which are identified in Appendix I, Part B, Section 1 (Section 6.1.2 (Capital), Section 6.1.7 (Absence of Certain Changes or Events), Section 6.1.15 (Investment Company), Section 6.1.16 (TYSABRI Agreement), and Section 6.1.24 (Finders or Brokers)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date and the representations and warranties of Elan set forth in the Transaction Agreement which are identified in Appendix I, Part B, Section 2 (Section 6.1.3 (Corporate Authority Relative to this Agreement; No Violation)) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date (the representations and warranties referred to in this sub-clause (i), the “Specified Elan Representations”),

(ii)	the representations and warranties of Elan set forth in the Transaction Agreement (other than the Specified Elan Representations) which are qualified by an Elan Material Adverse Effect qualification and which are identified in Appendix I, Part B, Section 3 (Section 6.1.1 (Qualification, Organisation, Subsidiaries, etc.), Section 6.1.6 (No Undisclosed Liabilities), Section 6.1.8(2) and (5) (Employee Benefits Plan), Section 6.1.9 (Investigations; Litigation), Section 6.1.11 (Tax Matters), Section 6.1.12 (Intellectual Property), Section 6.1.13(2) (Material Contracts), Section 6.1.18(1)-(4) (Compliance with Law), Section 6.1.19 (Environmental Laws and Regulations), 6.1.20(1) (Labour Matters), Section 6.1.21(2) (Real Property) and Section 6.1.23 (Insurance)) shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, and

(iii)	the representations and warranties of Elan set forth in the Transaction Agreement (other than the Specified Elan Representations) which are not qualified by an Elan Material Adverse Effect qualification and which are identified in Appendix I, Part B, Section 4 (Section 6.1.4 (Reports and Financial Statements), Section 6.1.5 (Internal Controls and Procedures), Section 6.1.8(1), (3), (4), (6) and (7) (Employee Benefits Plans), Section 6.1.10 (Information Provided), Section 6.1.13(1) (Material Contracts), Section 6.1.14 (Opinion of Financial Advisor), Section 6.1.17 (Other Financial Information), Section 6.1.18(5)-(10) (Compliance with Law), Section 6.1.20(2) (Labour Matters), Section 6.1.21(1) (Real Property), Section 6.1.22 (Required Vote of Elan Shareholders), Section 6.1.25 (FCPA and Anti-Corruption), Section 6.1.26 (Takeover Statutes) and Section 6.1.27 (No Other Representations)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have an Elan Material Adverse Effect;

provided that with respect to sub-clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in sub-clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	Elan shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Completion Date; and

(c)	Elan shall have delivered to Perrigo a certificate, dated as of the Completion Date and signed by an executive officer of Elan, certifying on behalf of Elan to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.	Perrigo and Elan have agreed that, subject to paragraph 6 of this Appendix I, Elan’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Elan) on or before the Completion Date:

(a)

(i)	The representations and warranties of Perrigo set forth in the Transaction Agreement which are identified in Appendix I, Part C, Section 1 (Section 6.2.2 (Capital) and Section 6.2.7 (Absence of Certain Changes or Events)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date and the representations and warranties of Perrigo set forth in the Transaction Agreement which are identified in Appendix I, Part C, Section 2 (Section 6.2.3 (Corporate Authority Relative to this Agreement; No Violation)) shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date (the representations and warranties referred to in this sub-clause (i), the “Specified Perrigo Representations”),

(ii)	the representations and warranties of Perrigo set forth in the Transaction Agreement (other than the Specified Perrigo Representations) which are qualified by a Perrigo Material Adverse Effect qualification and which are identified in Appendix I, Part C, Section 3 (Section 6.2.1 (Qualification, Organisation, Subsidiaries, etc.), Section 6.2.6 (No Undisclosed Liabilities), Section 6.2.9 (Investigations; Litigation), 6.2.11 (Tax Matters), Section 6.2.12 (Intellectual Property), Section 6.2.13(2) (Material Contracts) and Section 6.2.15 (Compliance with Law)) shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, and

(iii)	the representations and warranties of Perrigo set forth in the Transaction Agreement (other than the Specified Perrigo Representations) which are not qualified by a Perrigo Material Adverse Effect qualification and which are identified in Appendix I, Part C, Section 4 (Section 6.2.4 (Reports and Financial Statements), Section 6.2.5 (Internal Controls and Procedures), Section 6.2.8 (Employee Benefits Plans), Section 6.2.10 (Information Provided), Section 6.2.13(1) (Material Contracts), Section 6.2.14 (Acting in Concert), Section 6.2.16 (Opinion of Financial Advisor), Section 6.2.17 (Required Vote of Bidder Shareholders) and Section 6.2.18 (No Other Representations)) shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Completion Date as though made at and as of the Completion Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Perrigo Material Adverse Effect;

provided that with respect to sub-clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in sub-clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	Perrigo shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Completion Date; and

(c)	Perrigo shall have delivered to Elan a certificate, dated as of the Completion Date and signed by an executive officer of Perrigo, certifying on behalf of Perrigo to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

6.1.	Perrigo and Elan reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in Section 3 of this Appendix I (provided that both Parties agree to any such waiver; provided further that, notwithstanding the foregoing, Perrigo may, after consulting in good faith with Elan, waive the conditions in paragraphs 3.6, 3.7 and/or 3.10, in whole or in part, at its sole discretion and such determination shall be binding upon Elan and Perrigo);

6.2.	Perrigo reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in Section 4 of this Appendix I; and

6.3.	Elan reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in Section 5 of this Appendix I.

7.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

8.	The Scheme will lapse if it is not effective on or prior to the End Date.

9.	Subject to the consent of the Panel, Perrigo reserves the right to effect the Acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. of the nominal value and voting rights of the Elan Shares to which such an offer relates and which are not already in the beneficial ownership of Perrigo within the meaning of the Takeover Rules (but capable of waiver on a basis consistent with Rule 10 of the Takeover Rules)), so far as applicable, as those which would apply to the Scheme.

10.	If Perrigo is required by the Panel to make an offer for Elan Shares under the provisions of Rule 9 of the Takeover Rules, then Perrigo shall make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.